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                                                                    EXHIBIT 99.1





                Contact:     Eric S. Kentor
                             Senior Vice President and General Counsel
                             Kevin R. Sayer
                             Senior Vice President and Chief Financial Officer 818-362-5958
                             MiniMed Inc.

FOR IMMEDIATE RELEASE        Investor Relations:
                             Robert P. Jones/Meredith Pudalov
                             212-850-5600
                             Media:
                             Miriam Adler    212-850-5600
                             Sheryl Seapy     415-296-7383
                             Morgen-Walke Associates


             MINIMED INC. CONSUMMATES ACQUISITION OF PRIVATELY HELD
  HOME MEDICAL SUPPLY, INC., A MEDICAL SUPPLY DISTRIBUTOR AND PHARMACY OPERATOR

        Sylmar, CA, January 12, 1998 - MiniMed Inc. (Nasdaq: MNMD) today announced that, as of January 2, 1998, it has consummated its acquisition of Home Medical Supply, Inc. and its affiliated companies (HMS), a privately held group of companies that is headquartered in Florida. HMS operates a medical products and supplies distribution business in approximately 30 states, which includes mail order pharmacy operations in Florida and Georgia.

        All of the outstanding capital stock of the HMS entities were acquired by MiniMed through its wholly owned subsidiary, MiniMed Distribution Corp., in exchange for 374,884 shares of MiniMed common stock, valued at approximately $14.2 million. The transaction will be accounted for as a pooling of interests. MiniMed anticipates that it will record a one-time charge in the fourth quarter of 1997 of approximately $1.0 to $1.5 million in transaction related costs and costs associated with the restructuring and integration of HMS' operations.

        HMS' businesses include pharmacy operations and distribution of a broad range of diabetes treatment products, including MiniMed's insulin infusion pumps and related disposables. The acquisition is in furtherance of MiniMed's announced strategy of establishing an infrastructure to deliver systems for the treatment of chronic conditions in addition to diabetes, and improving the channels of distribution for its existing products.
HMS currently has approximately 150 employees.

                                     -more-

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        MiniMed Inc. designs, develops, manufactures and markets advanced infusion systems primarily for the intensive management of diabetes and other medical conditions. The Company's products include external pumps and related disposables, as well as an implantable insulin pump, which is currently approved for distribution in the European Community and has not yet received permission to be marketed in the U.S. The Company is also developing a glucose monitoring system designed to continuously monitor glucose levels and new infusion systems to deliver compounds designed to treat a variety of medical conditions.


        This press release contains certain forward-looking statements that reflect MiniMed's current views of certain future events and operations, and of the Company's prospects generally. These forward-looking statements involve risks and uncertainties, including those related to MiniMed's ability to effectively integrate HMS' operations and services (including its pharmacy operations) into those of MiniMed, as well as risks associated with future product offerings of MiniMed. The forward looking statements contained herein are based on assumptions, external factors, uncertainties and other risks that are described in MiniMed's reports filed with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements.

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